Exhibit 99.3

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Scott McCarty 303-460-2103, smccarty@ball.com

Ball Corporation Board Elects John A. Hayes CEO,
Declares 2-for-1 Stock Split, Increases Dividend And
Repurchase Authorization

Highlights
●	John A. Hayes has been elected CEO of Ball Corporation
●	Hayes succeeds R. David Hoover, who will remain chairman of the board, as announced in November 2010
●	Ball announced a 2-for-1 split of the company’s common stock, which will occur in February
●	Ball’s quarterly cash dividend will increase 40 percent, to 7 cents post-split, effective with the March distribution
●	The company’s board authorized the repurchase of up to 20 million of post-split shares of Ball’s common stock, replacing all previous authorizations
●	The board also elected James N. Peterson vice president, marketing and corporate affairs
●	Ball will announce its fourth quarter and full-year earnings on Jan. 27, 2011

BROOMFIELD, Colo., Jan. 26, 2011—Ball Corporation’s [NYSE: BLL] board of directors today elected John A. Hayes the company’s president and chief executive officer. Hayes, 45, succeeds R. David Hoover, who retired as CEO after more than 40 years with the company. Hoover remains chairman of the board.
Ball’s board also announced today a two-for-one split of the company’s common stock, increased the quarterly cash dividend by 40 percent to 7 cents on a post-split basis and authorized the repurchase by the company of up to a total of 20 million post-split shares of its common stock. This repurchase authorization replaces all previous authorizations. Additionally, the board elected James N. Peterson vice president, marketing and corporate affairs.
“I am honored to be elected CEO of Ball Corporation and excited about the opportunities ahead of us to create more value for our shareholders,” Hayes said. “The stock split, dividend increase and stock repurchase authorization announced today return value to our shareholders while maintaining financial flexibility, and reflect management’s expectations of continued strong free cash flow generation and earnings performance.”

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com     Page 1

Hoover, 65, had been Ball Corporation’s CEO since 2001. During the past 10 years, Ball Corporation’s stock provided shareholders with a total return of more than 547 percent, and the company increased its market capitalization from $2 billion to more than $6 billion.
The distribution date for the stock split will be Feb. 15, 2011, in the form of a 100-percent stock dividend, to shareholders of record on Feb. 4, 2011. The split is the fifth since Ball became a public company in 1972.
The post-split cash dividend of 7 cents per share is payable March 15, 2011, to shareholders of record on March 1, 2011. Ball will announce its fourth quarter and full-year 2010 earnings on Thursday, Jan. 27, 2011. Conference call details are below.
Peterson, 42, joined Ball in 2006 as director, marketing, for Ball’s North American packaging operations. He is responsible for marketing, innovation, sustainability, corporate communications and public affairs.
Ball Corporation is a supplier of high-quality packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,500 people worldwide and reported 2009 sales of more than $7.3 billion including discontinued operations. For the latest Ball news and for other company information, please visit http://www.ball.com.

Conference Call Details
Ball Corporation will announce its fourth quarter and full-year 2010 earnings on Thursday, Jan. 27, 2011, before trading begins on the New York Stock Exchange. At 8 a.m. Mountain Time on that day (10 a.m. Eastern), Ball will hold its regular quarterly conference call on the company’s results and performance. The North American toll-free number for the call is 800-763-5654. International callers should dial 212-231-2922. Please use the following URL for a webcast of the live call: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=3612002
For those unable to listen to the live call, a taped replay will be available after the call’s conclusion until 10 a.m. Mountain Time (12 p.m. Eastern) on Feb. 3, 2011. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21500646. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com in the investors section under “presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the current global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions; integration of recently acquired businesses; regulatory action or laws including tax, environmental, health and workplace safety, including U.S. FDA and other actions affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com     Page 2

retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com     Page 3